Exhibit 10.14

SHARE PURCHASE AGREEMENT

by and between

SOPHiA GENETICS SA

and

The Investors Named Herein

Dated as of July 17, 2021

i

ii

SHARE PURCHASE AGREEMENT, dated as of July 17, 2021 (this “Agreement”), by and between SOPHiA GENETICS SA, a société anonyme domiciled in Saint-Sulpice, Canton of Vaud, Switzerland, and organized under the laws of Switzerland (the “Company”), and the investors named on Schedule I hereto (each, an “Investor”, and collectively, the “Investors”).

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect at least a majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Aggregate Purchase Price” means, with respect to each Investor, the dollar amount set forth opposite such Investor’s name on Schedule I hereto.

“Business Day” means any day except a Saturday, a Sunday or any other day on which the SEC or banks in the City of New York or Canton of Vaud are authorized or required by Law to be closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by Law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York and the Canton of Vaud generally are open for use by customers on such day.

“Company Organizational Documents” means the Company’s Amended and Restated Articles of Association.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means actual common law fraud in the making of a representation, warranty or other statement committed by a Person making such representation, warranty or statement with the intent to deceive another Person, and to induce any Person to enter into this Agreement or any Transaction Document, and requires (a) a false representation, warranty or statement of material fact; (b) actual knowledge or belief that such representation, warranty or statement is false; (c) an intention to induce such other Person to whom such representation, warranty or statement was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation, warranty or statement, to take or refrain from taking action; and (e) causing such Person or any party hereto to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against such Person committing such Fraud, it being understood that if a Representative of a party commits Fraud, then such party shall be deemed to have committed such Fraud.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case, including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Investor Material Adverse Effect” means, with respect to an Investor, any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by such Investor of any of the Transactions on a timely basis in accordance with the terms of this Agreement or (ii) the compliance by such Investor with its obligations under this Agreement.

“IPO” means the Company’s initial public offering of Ordinary Shares pursuant to the Company’s Registration Statement.

“Issued Shares” means, with respect to each Investor, the number of Ordinary Shares equal to the quotient of such Investor’s Aggregate Purchase Price divided by the Purchase Price, rounded down to the nearest whole share.

“Knowledge” means, with respect to the Company, the actual knowledge of Jurgi Camblong, Ross Muken and Daan van Well, after reasonable inquiry by such individuals of direct reports who would reasonably be expected to have actual knowledge.

“Letter of Intent” means that certain Letter of Intent, dated as of July 2, 2021, between the Company and GE Precision Healthcare LLC regarding a proposed collaboration agreement between the parties.

“Material Adverse Effect” means any effect, change, event or occurrence that has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or that individually or in the aggregate has a material adverse effect on the performance of the Transaction Documents or the consummation of the Transactions; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets in the United States, Switzerland or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in, or issuances of new, Laws or IFRS or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the execution, announcement or performance of this Agreement or the consummation of the Transactions or the execution, announcement or performance of any definitive agreement resulting from the Letter of Intent, including the impact thereof on relationships, contractual or otherwise, with Customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, the Transactions or any definitive agreement resulting from the Letter of Intent, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with the Investors’ written consent or at an Investor’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) the undertaking or completion of, or any action taken by the Company or its Subsidiaries relating to, the IPO, (7) any decline in the market price, or change in trading volume, of securities of the Company or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (6) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Nasdaq” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

“Ordinary Shares” means the ordinary shares of the Company as will be outstanding upon the completion of the IPO.

“Outside Date” means August 31, 2021.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Purchase Price” means a dollar amount per Issued Share equal to the initial public offering price per Ordinary Share sold by the Company in the IPO (before any underwriting discounts and commissions).

“Registration Statement” means the Company’s Registration Statement on Form F-1 pursuant to which the Company is registering the offer and sale of the Ordinary Shares to be offered and sold in the IPO, including any amendment thereto and any information deemed to be included therein pursuant to the rules and regulations of the SEC promulgated under the Securities Act.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transaction Documents” means this Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement; provided that, for purposes of this Agreement, in no event shall “Transaction Documents” be deemed to include any definitive agreement resulting from the Letter of Intent or any agreements or other documents relating to the IPO.

“Transactions” means the Purchase and the other transactions contemplated by the Transaction Documents; provided that, for purposes of this Agreement, in no event shall “Transactions” be deemed to include any transactions contemplated by the definitive agreement resulting from the Letter of Intent or any actions relating to the IPO.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person. The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.

“Underwriters” means the several underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement in the form executed by the Company and the representatives of the Underwriters in connection with the IPO.

(b)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	3.13
Agreement	Preamble
Bankruptcy and Equity Exception	3.03(a)
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Board	3.03(a)
Contract	3.03(b)
Investor	Preamble
Judgments	3.06
Laws	3.06
Lock-Up Agreement	5.06
Money Laundering Laws	3.13
OFAC	3.12
Permits	3.06
Purchase	2.01
Restraints	6.01(a)
Restricted Period	5.07

ARTICLE 2

PURCHASE AND SALE

Section 2.01.    Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article 6, at the Closing, each Investor, severally and not jointly, shall purchase from the Company, and the Company shall issue and sell to such Investor, the Issued Shares for the Aggregate Purchase Price. The purchase and sale of the Issued Shares pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02.    Closing. (a) On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur at the location and at the time of the closing of the IPO or at such other place, time or date as shall be agreed between the Company and all Investors (the “Closing Date”).

(b)    At the Closing:

(i)    each Investor shall pay the Aggregate Purchase Price to the Company by wire transfer in immediately available U.S. federal funds to an account designated by the Company in writing not later than three (3) Business Days prior to the Closing Date; and

(ii)    the Company shall deliver to such Investor the Issued Shares, free and clear of all liens, except restrictions imposed by applicable securities Laws.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 3.01.    Organization; Standing; Subsidiaries. (a) The Company has been duly incorporated and is validly existing as a Swiss stock corporation (société anonyme) in good standing (to the extent this concept is recognized under applicable Law) under the laws of Switzerland, has the corporate power and authority to carry on its business as it is now being conducted, and is not in liquidation or receivership or the subject of any insolvency or bankruptcy proceedings. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02.    Description of Share Capital; Valid Issuance. (a) Immediately prior to the Closing, the statements set forth in the Pricing Disclosure Package (as defined in the Underwriting Agreement) and the Prospectus (as defined in the Underwriting Agreement) under the caption “Description of Share Capital and Articles of Association”, insofar as they purport to constitute a summary of the terms of the Company’s share capital or articles of association, are accurate and complete in all material respects.

(b)    The Issued Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor, and as of the Closing Date will conform to the description of the Ordinary Shares contained in the Prospectus.

Section 3.03.    Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the Transactions, have been duly authorized by the Board of Directors of the Company (the “Company Board”) and the shareholders of the Company (if such authorization is required) and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions, subject only to the registration of the capital increase relating to the Transactions (which shall be undertaken no later than 9:00 a.m. (New York City time) on the Closing Date). This Agreement has been, and at the Closing the other Transaction Documents to which the Company is party will be, duly executed and delivered by the Company, and assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investors constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Organizational Documents as in effect on the date hereof or as will be in effect on the Closing Date, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made, (x) violate any Law or Judgment applicable to the Company or (y)

violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries, as applicable, is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except in the case of clause (ii)(y), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04.    Governmental Approvals. Except for (a) the registration of the capital increase relating to the Transactions, (b) filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (c) compliance with the rules and regulations of Nasdaq and (d) compliance with any applicable state securities or “Blue Sky” laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05.    Registration Statement. (a) The Registration Statement, and any amendment thereto, including any information deemed to be included therein pursuant to the rules and regulations of the SEC promulgated under the Securities Act, complied (or, in the case of amendments filed after the date hereof, will comply) as of its filing date in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and did not (or, in the case of amendments filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date it is declared effective by the SEC, the Registration Statement, as so amended, and any related registration statements, will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The preliminary prospectus included in the Registration Statement as of the date the Registration Statement is declared effective by the SEC, and any free writing prospectus related to the Registration Statement and any final prospectus related to the Registration Statement filed pursuant to Rule 424 promulgated under the Securities Act, in each case as of its date, will comply in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included in the Registration Statement complied (or, in the case of amendments filed after the date hereof, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with IFRS (except, in the case of unaudited quarterly statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which are not material, individually or in the aggregate, and the absence of footnote disclosures which, if presented, would not reasonably be expected to differ materially from those presented in the audited financial statements included in the Registration Statement).

Section 3.06.    Compliance with Laws; Permits. The Company and each of its Subsidiaries, and its and their business and operations, are in compliance with all local, state, federal, national and foreign laws, common law, statutes, ordinances, codes, rules or regulations (“Laws”), or order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”), applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries holds and maintains all licenses, registrations, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.08.    Sale of Securities. Assuming the accuracy of the representations and warranties of the Investor set forth in Section 4.04, the offer, sale and issuance of the Issued Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Issued Shares pursuant to this Agreement, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering or issuance of the Issued Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Issued Shares under this Agreement to be integrated with other offerings by the Company.

Section 3.09.    Regulatory Filings. Neither the Company nor any of its Subsidiaries has failed to file with the applicable Governmental Authority any required filing, declaration, listing, registration, report or submission, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions, except for any deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.10.    Investment Company. The Company is not, and will not be after giving effect to the offer and sale of the Issued Shares, required to register as an “investment company” (within the meaning of the Investment Company Act of 1940, as amended).

Section 3.11.    Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated, or is in violation of, any provision of the U.S. Foreign Corrupt Practices Act of 1977, applicable legislation implementing the Organization for Economic Co-operation and Development Convention on Bribery of Foreign Public Officials in International Business Transactions, and the rules and regulations thereunder, or any other similar applicable foreign or domestic law or regulation; or (d) made any illegal bribe, payoff, influence payment, kickback or other unlawful payment. The Company has instituted and maintains policies requiring continued compliance with the laws and regulations referenced in clause (c) of this paragraph.

Section 3.12.    OFAC. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its Subsidiaries is currently subject to any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or other relevant sanctions authority (collectively, “Sanctions”); and the Company will not directly or indirectly use the proceeds of the offering of the Issued Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions.

Section 3.13.    Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable money laundering laws of all jurisdictions to which the Company or its subsidiaries are subject and the rules and regulations thereunder issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no legal or administrative proceeding, suit, investigation, arbitration or action (“Action”), by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

Section 3.14.    No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article 3, neither the Company, any of its Affiliates nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to its securities, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, and the Investor acknowledges the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor, severally and not jointly, represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 4.01.    Organization; Standing. The Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and is not in liquidation or receivership or the subject of any insolvency or bankruptcy proceedings.

Section 4.02.    Authority; Noncontravention. (a) The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, and to perform its and their obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and at the Closing the other Transaction Documents to which the Investor is a party will be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company and each other Investor, constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Investor and its applicable Affiliates, enforceable against the Investor, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation by the Investor of the Transactions, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or formation, operating agreement or other comparable charter or organizational documents of the Investor, or (ii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party, or accelerate the Investor’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.04.    Private Placement Matters. The Investor acknowledges that the offer and sale of the Issued Shares have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Issued Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer or otherwise dispose of any of the Issued Shares except in compliance with the Transaction Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Issued Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (e) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act) and (f) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (g) can bear the economic risk of (A) an investment in the Issued Shares and (B) a total loss in respect of such investment.

Section 4.05.    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article 3, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries or Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects. The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries, and in making its determination to proceed with the Transactions and the transactions contemplated by the Transaction Documents, the Investor and its Representatives have relied on the results of their own independent investigation.

Section 4.06.    No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, neither the Investor nor any other Person on its behalf has made or is making any other express or implied representation or warranty.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.01.    Further Action. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable, including (i) the obtaining of all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, any third parties necessary, proper or advisable to consummate the Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

Section 5.02.    Public Disclosure. Each party shall, and shall cause their Affiliates to, consult with each other party before issuing, and give each other party the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement without the consent of each other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that a party determines, after consultation with outside legal counsel, is required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the party required to make the release or announcement shall, if reasonably practicable, consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Notwithstanding the forgoing, this Section 5.02 shall not apply to any press release or other public statement made by the Company or an Investor (or any of their respective Affiliates) which (a) does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.

Section 5.03.    Tax Matters. The Company shall pay any and all documentary, stamp and similar issuance or transfer tax due on the issuance of the Issued Shares and timely file any return or other report required in connection therewith.

Section 5.04.    Furnishing of Information. For a period of two (2) years after the Closing Date, the Company shall use best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof as required by the Exchange Act (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor rule under the Exchange Act or any special order of the SEC).

Section 5.05.    Delivery of Issued Shares After Closing. The Company shall deliver, or cause to be delivered, a book-entry statement evidencing the Issued Shares within one (1) Business Day after the Closing Date.

Section 5.06.    Delivery of a Lock-Up Agreement. Each Investor shall deliver, or cause to be delivered, a lock-up agreement in the form reasonably required by the Underwriters (the “Lock-Up Agreement”).

Section 5.07.    Transfer of Issued Shares. Each Investor hereby agrees that it shall not Transfer any of the Issued Shares, other than to Affiliates of such Investor who agree to be similarly bound in writing, until the earlier of the date that is the 6-month anniversary of the date hereof (the “Restricted Period”). In order to enforce this covenant, the Company shall have the right to place restrictive legends on the book-entry accounts representing the Issued Shares and to impose stop transfer instructions with respect to the Issued Shares until the end of the Restricted Period.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01.    Conditions to the Obligations of the Company and the Investors. The respective obligations of the Company and each Investor to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions;

(b)    the offer and sale of the Securities to such Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws; and

(c)    the Underwriters shall have purchased, immediately prior to the Purchase, the Underwritten Shares (as defined in the Underwriting Agreement) at the initial public offering price (less any underwriting discounts or commissions).

Section 6.02.    Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing with respect to an Investor shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of such Investor set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect;

(b)    such Investor shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)    such Investor shall have duly executed and delivered the Lock-Up Agreement, and such Lock-Up Agreement shall be in full force and effect.

Section 6.03.    Conditions to the Obligations of the Investors. The obligations of an Investor to effect the Closing shall be further subject to the satisfaction (or waiver if permissible under applicable Law), on or prior to the Closing Date, of the following conditions:

(a)    the representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    the Company shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)    the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the Purchase and the consummation of the Transactions, all of which shall be in full force and effect; and

(d)    solely with respect to the obligations of Instrumentarium Holdings, Inc., the Letter of Intent, or, if a definitive agreement resulting from the Letter of Intent is executed prior to the Closing, such definitive agreement, shall be in full force and effect.

ARTICLE 7

TERMINATION; SURVIVAL

Section 7.01.    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)    by the mutual written consent of the Company and an Investor;

(b)    by either the Company or an Investor, upon written notice to the other, if the closing of the IPO has not occurred on or prior to the Outside Date;

(c)    by either the Company or any Investor if the Underwriting Agreement has been terminated in accordance with its terms following its execution (or if the Underwriting Agreement has not been executed, if the Company provides written notice to the Investors that it does not intend to proceed with the IPO prior to the Termination Date);

(d)    by either the Company or an Investor if any Restraint enjoining or otherwise prohibiting consummation of the Transactions by the Company or such Investor shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.01;

(e)    by an Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within fourteen (14) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from such Investor stating such Investor’s intention to terminate this Agreement pursuant to this Section 7.01(e), and the basis for such termination; provided that an Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if such Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied; or

(f)    by the Company if an Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within fourteen (14) calendar days (but in no event later than the Termination Date) following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(f) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 6.03(a) or Section 6.03(b) to be satisfied.

Section 7.02.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void with respect to the rights and obligations of the applicable Investor and of the Company with respect to such Investor (other than Article 1, this Section 7.02 and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of such Investor or the Company with respect to such Investor or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement or from Fraud.

Section 7.03.    Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for one year following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good-faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period expires. Notwithstanding any other provision set forth in this Agreement, except in the case of Fraud, the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties expressly set forth in this Agreement shall in no event exceed the Aggregate Purchase Price. Notwithstanding any other provision set forth in this Agreement, the Company’s liability for damages under or relating to this Agreement shall be subject to the mandatory limitations of applicable Law.

ARTICLE 8

MISCELLANEOUS

Section 8.01.    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

Section 8.02.    Extension of Time, Waiver, Etc. The Company and the Investors may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or any Investor in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03.    Assignment. The Company shall not assign, in whole or in part, by operation of Law or otherwise, this Agreement nor any of the rights, interests or obligations hereunder without the prior written consent of the Investors. No Investor shall assign, in whole or in part, by operation of Law or otherwise, this Agreement nor any of the rights, interests or obligations hereunder without the prior written consent of the Company; provided that an Investor may assign to its Affiliate without obtaining the consent or approval of the Company if such assignment is effected on or before ten Business Days prior to the Closing Date and such Investor provides the Company written notice of such assignment on or before ten Business Days prior to the Closing Date.

Section 8.04.    Counterparts. This Agreement and any other Transaction Documents may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

Section 8.05.    Entire Agreement; No Third-Party Beneficiaries. This Agreement together with the other Transaction Documents constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof; provided that neither this Agreement nor any other Transaction Document shall supersede the Letter of Intent or any definitive agreement resulting from the Letter of Intent. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.06.    Governing Law; Jurisdiction. (a) This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement and the execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the New York State courts in the Borough of Manhattan in the city of New York (or, if such state courts decline to accept jurisdiction over any Action, any federal court within the State of New York), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07.    Specific Enforcement. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor any Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09.    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)    If to the Company, to it at:

SOPHiA GENETICS SA
Rue du Centre 172
CH-1025 Saint-Sulpice
Switzerland
Attention: Daan van Well
Email: DVanWell@sophiagenetics.com
with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, NY 10017
Attention: Deanna L. Kirkpatrick and Yasin Keshvargar
E-mail: deanna.kirkpatrick@davispolk.com; yasin.keshvargar@davispolk.com

(b)    If to an Investor, to it at the address set forth under its name on Schedule I hereto,

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10.    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11.    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.12.    Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “ordinary course of business” shall be deemed to include any action taken or not taken by the Company that has been authorized by the Company Board acting in good faith in response to the actual or anticipated effects of COVID-19 on the Company or any of its Subsidiaries. All accounting terms used and not defined herein shall have the respective meanings given to them under IFRS. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. In the event that the Ordinary Shares are listed on a U.S. national securities exchange other than Nasdaq, all references herein to Nasdaq shall be deemed to be references to such other U.S. national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SOPHiA GENETICS SA

By:	/s/ Ross Muken
Name:	Ross Muken
Title:	Chief Financial Officer

By:	/s/ Daan van Well
Name:	Daan van Well
Title:	Chief Legal Officer

INSTRUMENTARIUM HOLDINGS, INC.

By:	/s/ Kevin Donohue
Name:	Kevin Donohue
Title:	President

[Signature Page to Share Purchase Agreement]

Schedule I

Investor	Aggregate Purchase Price
INSTRUMENTARIUM HOLDINGS, INC. c/o GE Precision Healthcare LLC 3000 N Grandview Blvd Waukesha, WI 53188-1615 United States	$20,000,000.00